Exhibit 99.1

Funko Reports Fourth Quarter and Fiscal 2017 Financial Results

EVERETT, Wash. March 8, 2018— Funko, Inc. (“Funko,” or the “Company”) (Nasdaq: FNKO), a leading pop culture consumer products company, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2017.

Fourth Quarter 2017 Highlights

•	Net sales increased 28.0% to $169.5 million

•	Gross margin(1) increased 180 basis points to 39.3%

•	Income from operations increased 2.0% to $21.4 million

•	Net income was $9.2 million and included a $5.1 million pre-tax loss on extinguishment of debt

•	Earnings per diluted share was $0.07

•	Adjusted pro forma net income(2) was $11.2 million, adjusted pro forma earnings per diluted share(2) was $0.22 and adjusted EBITDA(2) was $33.6 million

Fiscal 2017 Highlights

•	Net sales increased 20.9% to $516.1 million

•	Gross margin(1) increased 420 basis points to 38.5%

•	Income from operations remained flat at $44.1 million

•	Net income was $7.3 million and included a $5.1 million pre-tax loss on extinguishment of debt

•	Earnings per diluted share was $0.07

•	Adjusted pro forma net income(2) was $18.7 million, adjusted pro forma earnings per diluted share(2) was $0.37 and adjusted EBITDA(2) was $91.9 million

(1)	Gross margin is calculated as net sales less cost of sales (excluding depreciation and amortization) as a percentage of net sales.
(2)	Adjusted pro forma net income, adjusted pro forma earnings per diluted share, EBITDA and adjusted EBITDA are non-GAAP measures. For a reconciliation of adjusted pro forma net income, adjusted pro forma earnings per diluted share, EBITDA and adjusted EBITDA to U.S. GAAP net income, please refer to the “Non-GAAP Financial Measures” section of this press release.

Brian Mariotti, chief executive officer, stated, “We are pleased with our fourth quarter and 2017 results and the underlying trends in our business. 2017 was an incredible year for Funko, we increased net sales 21% to $516 million, we sold across a record number of properties, we made three strategic acquisitions, and we completed an initial public offering. We believe our financial results in the fourth quarter and for the year are a testament to the diversity, flexibility and strength of our business. Our products are gender, age and channel agnostic, our fan base is large and highly engaged, and our mix of business is balanced between older classic content and newly released content. We are executing our strategic initiatives in line with our plans and delivering against our financial and operating targets. We are off to a great start in 2018 and see strong growth opportunities this year and beyond.”

Presentation

This press release presents historical results of Funko, Inc. for the fourth quarter and full year ended December 31, 2017 and of Funko Acquisition Holdings, LLC (“FAH, LLC”), the predecessor of Funko, Inc. for financial reporting purposes, for the fourth quarter and full year ended December 31, 2016. The initial public offering (“IPO”) and related reorganization transactions (the “Transactions”) that occurred on or before November 6, 2017 resulted in the Company being the sole managing member of FAH, LLC. The Company has a minority economic interest in FAH, LLC and as of December 31, 2017, Funko, Inc. owned 48.3% of FAH, LLC. As a result, the Company consolidates the financial results of FAH, LLC and reports a non-controlling interest in its consolidated financial statements. Accordingly, the historical results of FAH, LLC do not purport to reflect what the results of operations of Funko, Inc would have been had the Company’s IPO and related transactions occurred prior to such periods.    As the Transactions are considered transactions among entities under common control, the financial statements for the periods prior to the IPO and related transactions have been adjusted to combine the previously separate entities for presentation purposes. Unless otherwise indicated, all financial comparisons in this press release compare our financial results from the 2017 fourth quarter and full year to our financial results from the 2016 fourth quarter and full year, respectively.

Fourth Quarter 2017 Financial Results

Net sales increased 28.0% to $169.5 million in the fourth quarter 2017 from $132.4 million in the fourth quarter 2016. The increase in net sales was primarily driven by the continued expansion of products and properties in our portfolio. In the fourth quarter 2017, the number of active properties increased 29.1% to 435 from 337 in the fourth quarter 2016 and the average net sales per active property remained consistent at $0.4 million for both the fourth quarter of 2017 and 2016. On a geographical basis, net sales in the United States increased 11.3% to $122.3 million and net sales in all foreign countries increased 109.6% to $47.2 million in the fourth quarter 2017 from the fourth quarter 2016. On a product category basis, net sales of figures increased 22.5% to $136.6 million and net sales of other products increased 57.0% to $32.9 million in the fourth quarter 2017 from the fourth quarter 2016.

The tables below show the breakdown of net sales on a geographical and product category basis (in thousands):

	Three Months ended December 31,		Period over Period Change
	2017	2016	Dollar	Percentage
United States	$122,305	$109,905	$12,400	11.3%
Foreign	47,169	22,507	24,662	109.6%

	$169,474	$132,412	$37,062	28.0%

	Three Months ended December 31,		Period over Period Change
	2017	2016	Dollar	Percentage
Figures	$136,552	$111,448	$25,104	22.5%
Other	32,922	20,964	11,958	57.0%

	$169,474	$132,412	$37,062	28.0%

Gross margin(1) increased 180 basis points to 39.3% in the fourth quarter 2017 from 37.5% in the fourth quarter 2016. Gross margin(1) in the fourth quarter 2017 benefited primarily from better product margins worldwide, particularly in Europe, and a lower average royalty rate from the mix of properties sold in the quarter. Included in gross margin was $0.6 million of inventory step-up costs related to purchase accounting adjustments from the Loungefly acquisition.

SG&A expenses increased 63.5% to $35.5 million in the fourth quarter 2017 from $21.7 million in the fourth quarter 2016. The increase was driven by additional expenses related to continued growth in the business, recent strategic acquisitions, investments in key areas, including investments in our European operations and our digital to retail initiatives, and public company expenses. More specifically, personnel expenses increased $8.6 million primarily from the buildout of the Company’s sales, operating and administrative teams worldwide, professional fees increased $2.0 million primarily due to increased consulting fees for the upgrading of systems and data analytics, and facilities and rent expenses increased $1.3 million primarily due to new facilities in Europe and southern California and our new headquarters in Everett, Washington. As a percentage of net sales, SG&A expenses were 21.0% in the fourth quarter 2017 compared to 16.4% in the fourth quarter 2016.

Depreciation and amortization expense increased 47.2% to $9.2 million from $6.3 million in the fourth quarter 2016. The increase in depreciation and amortization expense primarily related to an increase in depreciation on tooling and molds from an expanded product offering, an increase in depreciation from leasehold improvements related to the Company’s new corporate offices, and an increase in amortization from the Company’s 2017 acquisitions of Underground Toys and Loungefly.

Net interest expense increased 32.5% to $6.9 million in the fourth quarter 2017 from $5.2 million in the fourth quarter 2016.

The Company ended the fourth quarter 2017 with net debt of $226.2 million, which includes total debt of $233.9 million less cash and cash equivalents of $7.7 million. Inventory was $84 million on December 31, 2017 versus $44 million on December 31, 2016. Included in the 2017 year-ending inventory was approximately $29 million of inventory related to Funko U.K. and Loungefly. This compares with no inventory related to these two businesses held at the end of the fourth quarter 2016.

On November 6, 2017, Funko, Inc. completed its initial public offering of 10,416,666 shares of Class A common stock at a public offering price of $12.00 per share and received approximately $117.3 million in net proceeds, after deducting underwriting discounts and commissions.

In the fourth quarter 2017, the Company repaid $123 million of debt with proceeds from the initial public offering and cash on hand. The debt repayment included the full principal and interest balances on the Company’s Subordinated Promissory Notes, and Term Loan B and Revolving Credit Facilities. In connection with the repayment of the Term Loan B Facility, the Company incurred a $5.1 million loss for the write-off of the unamortized discount costs in the fourth quarter 2017.

Subsequent Events

The Company also announced today that it has entered into an amendment to its current credit facility. This amendment reduces the interest rates on both the Company’s Term Loan A and Revolving Credit Facility by 75 basis points. Additionally, in connection with the amendment, the Company used $13 million of excess availability under the Revolving Credit Facility to pay down its Term Loan A balance to further reduce interest expense going forward. Also as part of this amendment, there is a 1% prepayment premium on payments under both the Term Loan A Facility and the Revolving Credit Facility for 180 days after the amendment effective date, and a $20.0 million increase to the Borrowing Base under the Revolving Credit Facility.

Conference Call and Webcast

The Company will host a conference call at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) today, March 8, 2018, to further discuss its fourth quarter results. Investors and analysts can participate on the conference call by dialing (877) 407-9039 or (201) 689-8470. Interested parties can also listen to a live webcast or replay of the conference call by logging on to the Investor Relations section on the Company’s website at https://investor.funko.com/. The replay of the webcast will be available for one year.

About Funko, Inc.

Headquartered in Everett, Washington, Funko is a leading pop culture consumer products company. Funko designs, sources and distributes licensed pop culture products across multiple categories, including vinyl figures, action toys, plush, apparel, housewares and accessories for consumers who seek tangible ways to connect with their favorite pop culture brands and characters. Learn more at https://funko.com/, and follow us on Twitter (@OriginalFunko) and Instagram (@OriginalFunko).

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the underlying trends in our business, our potential for growth, and future opportunities. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our ability to maintain and realize the full value of our license agreements; the ongoing level of popularity of our products with consumers; changes in the retail industry and markets for our consumer products; our ability to maintain our relationships with retail customers and distributors; our ability to compete effectively; fluctuations in our gross margin; our dependence on content development and creation by third parties; our ability to develop and introduce products in a timely and cost-effective manner; our ability to obtain, maintain and protect our intellectual property rights or those of our licensors; potential violations of the intellectual property rights of others; our ability to attract and retain qualified employees and maintain our corporate culture; risks associated with our international operations; changes in U.S. tax law; foreign currency exchange rate exposure; the possibility or existence of global and regional economic downturns; our dependence on vendors and outsourcers; risks relating to government regulation; risks relating to litigation, including products liability claims and securities class action litigation; any failure to successfully integrate or realize the anticipated benefits of acquisitions or investments; reputational risk resulting from our e-commerce business and social media presence; risks relating to our indebtedness and our ability to secure additional financing; the potential for our electronic data to be compromised; the influence of our significant stockholder, ACON, and the possibility that ACON’s interests may conflict with the interests of our other stockholders; risks relating to our organizational structure; volatility in the price of our Class A common stock; and the potential that we will fail to establish and maintain effective internal control over financial reporting. These and other important factors discussed under the caption “Risk Factors” in our quarterly report on Form 10-Q for the third quarter of 2017 and our other filings with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Relations:

John Rouleau or Rachel Schacter, ICR

InvestorRelations@Funko.com

203-682-8200

Media:

Julia Young, ICR

FunkoPR@icrinc.com

203-682-8200

###

Funko, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(In thousands, except per share and share amounts)
Net sales	$169,474	$132,412	$516,084	$426,717
Cost of sales (exclusive of depreciation and amortization shown separately below)	102,926	82,813	317,379	280,396
Selling, general, and administrative expenses	35,545	21,744	118,957	77,525
Acquisition transaction costs	419	653	3,641	1,140
Depreciation and amortization	9,220	6,266	31,975	23,509

Total operating expenses	148,110	111,476	471,952	382,570

Income from operations	21,364	20,936	44,132	44,147
Interest expense, net	6,868	5,182	30,636	17,267
Loss on extinguishment of debt	5,103	—	5,103	—
Other income, net	(589)	—	(734)	—

Income before income taxes	9,982	15,754	9,127	26,880
Income tax expense	757	—	1,803	—

Net income	9,225	15,754	7,324	26,880
Less : net income attributable to non-controlling interests	2,902	—	2,902	—

Net income attributable to Funko, Inc.	$6,323	$15,754	$4,422	$26,880

Earnings per share of Class A common stock:
Basic	$0.07		$0.07
Diluted	$0.07		$0.07
Weighted average shares of Class A common stock outstanding:
Basic	23,338		23,338
Diluted	50,635		50,635

Funko, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
	(In thousands)
Assets
Current assets:
Cash and cash equivalents	$7,728	$6,161
Accounts receivable, net	122,842	83,607
Inventory	84,338	43,616
Prepaid expenses and other current assets	21,727	19,040

Total current assets	236,635	152,424

Property and equipment, net	40,438	25,473
Goodwill	110,902	97,453
Intangible assets, net	250,649	243,796
Deferred tax asset	51	—
Other assets	4,258	3,091

Total assets	$642,933	$522,237

Liabilities and Members’ Equity
Current liabilities:
Line of credit	$10,801	$6,729
Current portion long-term debt, net of unamortized discount	7,928	7,130
Accounts payable	52,504	23,653
Income taxes payable	2,393	—
Accrued royalties	31,261	21,284
Accrued expenses and other current liabilities	33,298	13,746
Current portion of contingent consideration	2,500	25,000

Total current liabilities	140,685	97,542
Long-term debt, net of unamortized discount	215,170	203,894
Deferred tax liability	725	—
Deferred rent and other long-term liabilities	3,474	3,424
Total stockholders’ equity attributable to Funko, Inc. / members’ equity	131,830	217,377
Non-controlling interests	151,049	—

Total stockholders’ equity / members’ equity	282,879	217,377

Total liabilities and members’ equity	$642,933	$522,237

Funko, Inc. and Subsidiaries

Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share (collectively the “Non-GAAP Financial Measures”) are supplemental measures of our performance that are not required by, or presented in accordance with, U.S. GAAP. EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to net income, earnings per share or any other performance measure derived in accordance with U.S. GAAP. We define EBITDA as net income (loss) before interest expense, net, income tax expense, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted for monitoring fees, non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, loss on extinguishment of debt, acquisition transaction costs, foreign currency transaction gains and losses and other unusual or one-time items. We define Adjusted Pro Forma Net Income as net income attributable to Funko, Inc adjusted for the reallocation of income attributable to non-controlling interests from the assumed exchange of all outstanding common units and options in FAH, LLC (or the common unit equivalent of profit inters in FAH, LLC for periods prior to the IPO) for newly issued-shares of Class A common stock of Funko, Inc. and further adjusted for the impact of certain non-cash charges and other items that we do not consider in our evaluation of ongoing operating performance. These items include, among other things, reallocation of net income attributable to non-controlling interest, monitoring charges, loss on extinguishment of debt, non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, acquisition transaction costs, foreign currency transaction gains and losses and other unusual or one-time items, and the income tax expense effect of (1) these adjustments and (2) the pass-through entity taxable income as if the parent company was a subchapter C corporation in periods prior to the IPO. We define Adjusted Pro Forma Earnings per Diluted Share as Adjusted Pro Forma Net Income divided by the weighted-average shares of Class A common stock outstanding, assuming (1) the full exchange of all outstanding common units and options in FAH, LLC (or the common unit equivalent of profit interest in FAH, LLC for periods prior to the IPO) for newly issued-shares of Class A common stock of Funko, Inc and (2) the dilutive effect of stock options and unvested common units, if any. We caution investors that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share in the same manner. We present EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share because we consider them to be important supplemental measures of our performance and believe they are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Management believes that investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing our ongoing results of operations. Management uses EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share

as a measurement of operating performance because they assist us in comparing the operating performance of our business on a consistent basis, as they remove the impact of items not directly resulting from our core operations; for planning purposes, including the preparation of our internal annual operating budget and financial projections; as a consideration to assess incentive compensation for our employees; to evaluate the performance and effectiveness of our operational strategies; and to evaluate our capacity to expand our business.

By providing these non-GAAP financial measures, together with reconciliations, we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. In addition, our Senior Secured Credit Facilities use Adjusted EBITDA to measure our compliance with covenants such as senior leverage ratio. EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share have limitations as analytical tools, and should not be considered in isolation, or as an alternative to, or a substitute for net income (loss) or other financial statement data presented in this press release as indicators of financial performance. Some of the limitations are:

•	such measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	such measures do not reflect changes in, or cash requirements for, our working capital needs;

•	such measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and such measures do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate such measures differently than we do, limiting their usefulness as comparative measures.

Due to these limitations, EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP measures only supplementally. As noted in the table below, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma Earnings per Diluted Share include adjustments for non-cash charges related to equity-based compensation programs, earnout fair market value adjustments, inventory step-ups, loss on extinguishment of debt, acquisition transaction costs, foreign currency transaction gains and losses, and other unusual or one-time items. It is reasonable to expect that these items will occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other companies over time. In addition, Adjusted EBITDA, Adjusted Pro Forma Net Income and Adjusted Pro Forma

Earnings per Diluted Share include adjustments for other items, such as monitoring fees, that we do not expect to regularly record following our IPO. Each of the normal recurring adjustments and other adjustments described herein and in the reconciliation table below help management with a measure of our core operating performance over time by removing items that are not related to day-to-day operations.

The following tables reconcile EBITDA, Adjusted EBITDA, Adjusted Pro Forma Net Income, and Adjusted Pro Forma Earnings per Diluted Share to the most directly comparable U.S. GAAP financial performance measure, which is net income (loss) (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss)	$9,225	$15,754	$7,324	$26,880
Interest expense, net	6,868	5,182	30,636	17,267
Income tax expense	757	—	1,803	—
Depreciation and amortization	9,220	6,266	31,975	23,509

EBITDA	$26,070	$27,202	$71,738	$67,656
Adjustments:
Monitoring fees (a)	206	374	1,676	1,498
Equity-based compensation (b)	1,246	618	5,574	2,369
Loss on extinguishment of debt	5,103	—	5,103
Earnout fair market value adjustment (c)	—	503	30	8,561
Inventory step-up (d)	552	—	3,182	13,434
Acquisition transaction costs and other expenses (e)	1,025	1,663	5,336	3,442
Foreign currency transaction (gain) loss (f)	(588)	—	(733)	—

Adjusted EBITDA	$33,614	$30,360	$91,906	$96,960

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net income (loss) attributable to Funko, Inc.	$6,323	$15,754	$4,422	$26,880
Reallocation of net income attributable to non- controlling interests from the assumed exchange of common units of FAH, LLC for Class A common stock (g)	2,902	—	2,902	—
Monitoring fees (a)	206	374	1,676	1,498
Equity-based compensation (b)	1,246	618	5,574	2,369
Loss on extinguishment of debt	5,103	—	5,103	—
Earnout fair market value adjustment (c)	—	503	30	8,561
Inventory step-up (d)	552	—	3,182	13,434
Acquisition transaction costs and other expenses (e)	1,025	1,663	5,336	3,442
Foreign currency transaction (gain) loss (f)	(588)	—	(733)	—
Income tax expense (h)	(5,587)	(6,846)	(8,802)	(20,339)

Adjusted pro forma net income	$11,182	$12,066	$18,690	$35,845

Weighted-average shares of Class A common stock outstanding-basic	23,338		23,338
Dilutive common units of FAH, LLC that are convertible into Class A common stock	27,297		27,297

Adjusted pro forma weighted-average shares of Class A stock outstanding - diluted	50,635		50,635

Adjusted pro forma earnings per diluted share	$0.22		$0.37

(a)	Represents monitoring fees paid pursuant to a management services agreement with ACON that was entered into in connection with the ACON Acquisition in 2015, which terminated upon the consummation of the IPO in November 2017.
(b)	Represents non-cash charges related to equity-based compensation programs, which vary from period to period depending on timing of awards.
(c)	Reflects the increase in the fair value of contingent liabilities incurred in connection with the ACON Acquisition and the Underground Toys Acquisition.
(d)	Represents a non-cash adjustment to cost of sales resulting from acquisitions.
(e)	Represents legal, accounting, and other related costs incurred in connection with the IPO, the ACON Acquisition, the Underground Toys Acquisition, the Loungefly Acquisition and other potential acquisitions.
(f)	Represents both unrealized and realized foreign currency (gains) losses on transactions other than in U.S. dollars.
(g)	Represents the reallocation of net income attributable to non-controlling interests from the assumed exchange of common units of FAH, LLC in periods in which income was attributable to non-controlling interests.
(h)	Represents the income tax expense effect of (i) the above adjustments and (ii) the pass-through entity taxable income as if the parent were company was a subchapter C corporation in periods prior to the IPO. This assumption uses an effective tax rate of 36.2% for the adjustments and the pass-through entity taxable income